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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-B                                                                EXHIBIT 20
Monthly Statement to Certificateholders
Servicer:  Fifth Third Bank
Trustee:  Harris Trust and Savings Bank

                                                 Collection Period:                     31-Jan-00              31-Jan-00
                                                 Distribution Date:                     15-Feb-00
                                                                                                        Per $1,000 of
                                                                                                           Original
Statement for Class A and Class B Certificateholders Pursuant                                          Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                               Certificate Amount
                                                                                                      ------------------
(i)    Principal Distribution
           Class A Certificate Amount                                              $ 2,658,974.75       $  6.92722922
           Class B Certificate Amount                                              $   200,137.88       $  6.92710370

(ii)   Interest Distribution
           Class A Certificate Amount                                              $   141,047.85       $  0.36746148
           Class B Certificate Amount                                              $    11,030.92       $  0.38179842

(iii)  Servicing Fee                                                               $    23,514.29       $  0.05697176

(iv)   Class A Certificate Balance (after principal distributions)                 $23,582,485.92
       Class A Pool Factor (after principal distributions)                              0.0614377
       Class B Certificate Balance (after principal distributions)                 $ 1,775,548.75
       Class B Pool Factor (after principal distributions)                              0.0614547

(v)    Total Pool Balance (end of Collection Period)                               $25,358,034.67

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                                                                                   Current Period         Cumulative
                                                                                   ---------------    ------------------
(vi)   Defaulted Receivables                                                       $    42,645.27       $8,997,331.94
       Liquidation Proceeds                                                            133,996.62        5,639,564.93
                                                                                   ---------------    ------------------
       Aggregate Net Losses                                                        $   (91,351.35)      $3,357,767.01
                                                                                   ===============    ==================

(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                                       $            -
           Interest Portion                                                        $            -

(viii) Class A Interest Carryover Shortfall                                        $            -
       Class B Interest Carryover Shortfall                                        $            -
       Class A Principal Carryover Shortfall                                       $            -
       Class B Principal Carryover Shortfall                                       $            -

(ix)   Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                               $ 6,191,038.65

(x)    Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                          $ 6,191,038.65
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